AGREEMENT

         AGREEMENT MADE as of the 24th day of January,  2001 by and between Mark
W. Magnusson, hereinafter sometimes described as "the Executive", and Eduardo J. Rodriguez, hereinafter sometimes referred to as "the Principal," and Rascals International, Inc., hereinafter sometimes referred to as "Rascals" or "the Company;"

         WHEREAS, Mark W. Magnusson is the owner of 3,412,500 shares of Rascals common stock;

         WHEREAS, the Executive desires to confirm in writing arrangements made with both Rascals and the Principal whereby he has resigned his position as a director and officer of the Company in exchange for a severance package including monies to compensate him for loans and back pay aggregating $40,000 including inputed interest;

         NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars, and of the mutual covenants and agreement hereinafter set forth and other valuable consideration, the parties agree as follows:

         1. The representations contained in the "WHEREAS" clauses are deemed to be incorporated in and made an integral part of this Agreement.

         2. Rascals hereby agrees to pay the sum of $1,000 per week in consideration for the work performed by the Executive, said payment of $1,000 per week to be made commencing the week of January 31, 2001 and to terminate the week of January 24, 2003. A Form 1099 will be issued at the end of each calendar year reflecting payments made.

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         3. As  additional  compensation,  the  Executive  and his family are to continue to receive coverage under the health care plan of Rascals for a period of two years from the date of this Agreement.

         4. Rascals also agrees to pay the Executive the sum of $500 a week commencing January 31, 2001 until the $40,000 of loans and back pay is satisfied, said payment to be without interest.

         5. As a condition precedent to the implementation of this Agreement, the Executive agrees that he will, subsequent to April 24, 2001, sell two million shares of Rascals common stock owned by him to persons designated by the Principal at a cost of one mill per share.

         6. As further consideration, Rascals and the Principal agree to hold the Executive harmless with respect to any obligations of Rascals where the Executive gave personal guarantees or has otherwise claimed to be personally liable.

         7. At the time of the delivery of the two million shares of Rascals common stock owned by the Executive persons designated by the Principal, the Executive will be entitled to purchase from Rascals one million five hundred thousand shares of Rascals common stock at a price of one mill per share.

         8. The Executive represents and warrants that he is the owner free and clear of any encumbrances of the two million shares of Rascals common stock to be sold by him as set forth in paragraph five and seven of this agreement.

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         9. The parties  shall each bear their own legal  expenses in connection with this Agreement.

         10. At the Closing of this Agreement, and at any time thereafter, each party shall execute and deliver such further instruments and take such further action as may reasonably be requested in order to more effectively carry out and fulfill his or its obligations and undertaking hereunder.

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         11. All  demands  and  notices  given  hereunder  shall be sent by mail addressed to the respective parties care of their attorneys at the addressed herein below set forth, or to such other addresses as each hereafter designate:

         If to:    Mark W. Magnusson
                   c/o George D. Lordi, Esq.
                   Lordi & Tafro, P.C.
                   1025 Bloomfield Avenue, Suite 3
                   West Caldwell, NJ 07006-7103

         If to:    Eduardo J. Rodriquez
                   c/o Robert H. Jaffe, Esq.
                   Robert H. Jaffe & Associates, P.A.
                   8 Mountain Avenue
                   Springfield, New Jersey 07081

         18. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their legal representatives, successors, and assigns.

         19. This Agreement supercedes all agreements previously made between the parties hereto relating to its subject matter. There are no other understandings or agreements between them. Any changes to the within Agreement shall have no legal effect or consequence unless in writing and signed by the parties hereto.

         20. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey.
                                               RASCALS INTERNATIONAL, INC.

-----------------------------                  -------------------------
Mark W. Magnusson, Executive                   Eduardo J. Rodriguez,
                                               President


                                               ---------------------------
                                               Eduardo J. Rodriguez, Principal

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